Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

by and among

Omega Healthcare Investors, Inc., as Issuer,
the Guarantors named herein, as Guarantors

and

U.S. Bank Trust Company, National Association,
as Trustee

$600,000,000
5.200% Senior Notes due 2030

dated as of June 20, 2025

Supplement to Indenture dated as of June 20, 2025

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of June 20, 2025 (the “First Supplemental Indenture”), is by and among Omega Healthcare Investors, Inc., a Maryland corporation (the “Issuer” or the “Company”), the Subsidiaries of the Issuer named herein, as Guarantors, and U.S. Bank Trust Company, National Association, a national banking association organized and existing under the laws of the United States of America, as Trustee (the “Trustee”) under the Indenture (as defined below).

WHEREAS, the Company and the Trustee are parties to that certain indenture dated as of June 20, 2025 (the “Base Indenture” and, together with this First Supplemental Indenture, and as the Base Indenture and the First Supplemental Indenture may be further amended and supplemented from time to time, the “Indenture”), providing for the issuance by the Issuer from time to time of its senior debt securities in one or more series (the “Securities”);

WHEREAS, Sections 2.01, 2.02 and 9.01 of the Base Indenture provide, among other things, that, without the consent of the Holders of the Securities, one or more indentures supplemental to the Base Indenture may be entered into to establish the form or terms of Securities of any series or to change or eliminate any of the provisions of the Base Indenture; provided that any such change or elimination (i) shall not apply to any series of Securities issued prior to the effective date of such amendment or supplement and entitled to the benefit of such provision nor modify the rights of the Holders of any such Security with respect to the benefit of such provisions, or (ii) shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provisions;

WHEREAS, the Company, acting in its capacity as Issuer under the Base Indenture, desires to issue a series of its Securities under the Base Indenture, and has duly authorized the creation and issuance of such series of Securities and the execution and delivery of this First Supplemental Indenture to establish such series of Securities, to modify certain terms of the Base Indenture as they apply to such series of Securities and to provide certain additional provisions in respect of such Securities as hereinafter described;

WHEREAS, the Issuer desires to issue such Securities with the benefit of a Securities Guarantee initially provided by OHI Healthcare Properties Limited Partnership, a Delaware limited partnership (the “Partnership”) on the terms set forth in the Indenture;

WHEREAS, the Issuer, the Partnership and the Trustee deem it advisable to enter into this First Supplemental Indenture for the purposes of establishing the terms of such series of Securities and the related Securities Guarantee, and providing for the rights, obligations and duties of the Trustee with respect to such Securities;

WHEREAS, concurrently with the execution hereof, the Issuer has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel or a reliance letter upon an Opinion of Counsel satisfying the requirements of Section 2.03 of the Base Indenture; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this First Supplemental Indenture a valid, binding and legal instrument, enforceable in accordance with its terms, have been performed and fulfilled by the parties hereto, and the execution and delivery hereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and agreements herein contained, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities of such series established hereby, as follows:

ARTICLE I
CREATION OF THE SECURITIES

Section 1.01        Designation of the Series; Securities Guarantee.

(a)               The changes, modifications and supplements to the Base Indenture effected by this First Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the 2030 Notes (as defined below), which shall not apply to any other Securities that have been or may be issued under the Base Indenture, unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to the terms hereof and Sections 2.01 and 2.02 of the Base Indenture, the Issuer hereby creates a series of Securities designated as the “5.200% Senior Notes due 2030” (the “2030 Notes”), which 2030 Notes shall be deemed “Securities” for all purposes under the Base Indenture, as amended and supplemented hereby. Except as otherwise provided in the Base Indenture, the 2030 Notes shall form their own series for voting purposes and shall not be part of the same class or series as any other Securities issued by the Issuer.

(b)               Each of the 2030 Notes will be initially guaranteed by the Partnership, and any other Subsidiary of the Issuer which in the future becomes a Guarantor pursuant to the provisions of Section 4.11, in accordance with Article 10 of the Base Indenture and Article V of this First Supplemental Indenture.

Section 1.02        Form of 2030 Notes. The 2030 Notes will be issued in permanent registered global form as one or more Global Securities substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made a part hereof. The 2030 Notes shall bear interest, be payable and have such other terms as are stated in such form of global 2030 Note or in the Indenture. The stated maturity of the principal of the 2030 Notes shall be July 1, 2030.

Section 1.03        No Limit on Amount of 2030 Notes. The Trustee shall authenticate and deliver on the Issue Date under the Indenture, 2030 Notes for original issue in an aggregate principal amount of up to $600,000,000. Notwithstanding the foregoing, the aggregate principal amount of the 2030 Notes that may be authenticated and delivered under the Indenture shall be unlimited, subject to the covenants set forth in the Indenture, including any applicable covenants set forth in Section 4.09 hereof; provided, that the terms of all 2030 Notes issued under this First Supplemental Indenture (other than the public offering price, the issue date and, if applicable, the initial Interest Payment Date and initial interest accrual date) shall be the same. The Issuer may, upon the execution and delivery of this First Supplemental Indenture or from time to time thereafter, execute and deliver the 2030 Notes to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said 2030 Notes upon an Authentication Order and delivery of an Officers’ Certificate and Opinion of Counsel as contemplated by Section 2.03 of the Base Indenture, without further action by the Issuer.

Section 1.04        Ranking. The 2030 Notes will be the Issuer’s unsecured senior and unsubordinated obligations and rank equal in right of payment with all of the Issuer’s existing and future unsecured senior and unsubordinated indebtedness. The 2030 Notes will be effectively subordinated to all of the Issuer’s and its consolidated Subsidiaries’ Secured Indebtedness to the extent of the value of the assets securing such Indebtedness, and structurally subordinated to all existing and future liabilities (including Indebtedness, Trade Payables and lease obligations) of the Issuer’s non-Guarantor Subsidiaries.

Section 1.05        Certificate of Authentication. The Trustee shall authenticate the 2030 Notes by executing each Global Security substantially as provided in the form of 2030 Note attached hereto as Exhibit A.

Section 1.06        No Sinking Fund. No sinking fund will be provided with respect to the 2030 Notes (notwithstanding any provisions of the Base Indenture with respect to sinking fund obligations).

Section 1.07        No Additional Amounts. No Additional Amounts will be payable with respect to the 2030 Notes (notwithstanding any provisions of the Base Indenture with respect to Additional Amount obligations).

Section 1.08        Definitions.

(a)               Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Base Indenture.

(b)               Solely for purposes of this First Supplemental Indenture and the 2030 Notes, the following definitions in Section 1.01 of the Base Indenture are hereby amended in their entirety to read as follows:

“Business Day” ” means a day other than a Saturday, Sunday or other day on which banking institutions in New York or Maryland are authorized or required by law to close.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be paid in an arm’s-length transaction between an informed and willing seller under no pressure or compulsion to sell and an informed and willing buyer under no pressure or compulsion to buy, as determined in good faith by the Board of Directors of the Issuer, whose determination shall be conclusive if evidenced by a Board Resolution.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as otherwise specifically provided in the Indenture, all terms of an accounting or financial nature and all ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Guarantors” means (i) the Partnership and each other Subsidiary of the Issuer (if any) that is a guarantor of Indebtedness under the Existing Note Indentures on the Issue Date and (ii) each other Person that is required to become a Guarantor by the terms of this First Supplemental Indenture after the Issue Date, in each case, until such Person is released from its Securities Guarantee in accordance with the terms of the Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

(c)               Solely for purposes of this First Supplemental Indenture and the 2030 Notes, the following terms shall have the indicated meanings:

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Subsidiary or that is assumed in connection with an Asset Acquisition from such Person by a Subsidiary and not incurred by such Person in connection with, or in anticipation of, such Person becoming a Subsidiary or such Asset Acquisition; provided, however, that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on preferred stock of the Issuer or charges resulting from the redemption of preferred stock of the Issuer) of the Issuer and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1)               the net income of any Person, other than the Issuer or a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Subsidiaries by such Person during such period;

(2)               the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;

(3)               any after-tax gains or losses attributable to asset sales; and

(4)               all extraordinary gains and extraordinary losses.

“Adjusted Total Assets” means, for any Person, the sum of:

(1)               Total Assets for such Person as of the end of the fiscal quarter preceding the Transaction Date as set forth on the most recent quarterly or annual consolidated balance sheet of the Issuer and its Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee pursuant to Section 4.03; and

(2)               any increase in Total Assets following the end of such quarter including, without limitation, any increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively; and “amendment” shall have a correlative meaning.

“Asset Acquisition” means:

(1)               an investment by the Issuer or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Issuer or any of its Subsidiaries; provided, however, that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of the Issuer or any of its Subsidiaries on the date of such investment; or

(2)               an acquisition by the Issuer or any of its Subsidiaries from any other Person of assets that constitute substantially all of a division or line of business, or one or more healthcare properties, of such Person; provided, however, that the assets and properties acquired are related, ancillary, incidental or complementary to the businesses of the Issuer or any of its Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by the Issuer or any of its Subsidiaries, other than to the Issuer or any Subsidiary of the Issuer, of:

(1)               all or substantially all of the Capital Stock of any Subsidiary; or

(2)               all or substantially all of the assets that constitute a division or line of business, or one or more healthcare properties, of the Issuer or any of its Subsidiaries.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(1)               Consolidated Interest Expense;

(2)               provision for taxes;

(3)               extraordinary items, including impairment losses and gains on sales or other dispositions of properties and other Investments;

(4)               real estate related depreciation and amortization expense;

(5)               the effect of any non-recurring or non-cash items, as determined reasonably and in good faith by the Issuer (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any Indebtedness or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

(6)               amortization of deferred charges;

(7)               income or expenses attributable to transactions involving derivative instruments that do not qualify for hedge accounting; and

(8)               acquisition expenses;

all as determined on a consolidated basis for the Issuer and its Subsidiaries in conformity with GAAP; provided, however, that, if any Subsidiary is not a Wholly Owned Subsidiary, Consolidated EBITDA shall be reduced (to the extent not already reduced in Adjusted Consolidated Net Income or otherwise reduced in accordance with GAAP) by an amount equal to:

(a)              the amount of the Adjusted Consolidated Net Income attributable to such Subsidiary multiplied by

(b)              the percentage ownership interest in the income of such Subsidiary not owned on the last day of such period by the Issuer or any of its Subsidiaries.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense in respect of Indebtedness of the Issuer and its Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP including, without limitation (without duplication):

(1)               amortization of debt issuance costs, debt discount or premium and other financing fees and expenses;

(2)               the interest portion of any deferred payment obligations;

(3)               all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

(4)               the net costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of the Issuer or any of its Subsidiaries; and

(5)               all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Issuer and its Subsidiaries;

excluding, to the extent included in interest expense above, the amount of such interest expense of any Subsidiary if the net income of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof), as determined on a consolidated basis in conformity with GAAP.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed prior to the Stated Maturity of the 2030 Notes,

(2) redeemable at the option of the holder of such class or series of Capital Stock, at any time prior to the Stated Maturity of the 2030 Notes, or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the 2030 Notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for customary provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the 2030 Notes shall not constitute Disqualified Stock.

“First Supplemental Indenture” has the meaning stated in the preamble.

“Four Quarter Period” has the meaning set forth in the definition of “Interest Coverage Ratio”.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

(1)               the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to Section 4.03 (“Four Quarter Period”) to

(2)               the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation,

(a)              pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(b)              Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(c)              pro forma effect shall be given to Asset Dispositions and Asset Acquisitions and Investments (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period but subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(d)              pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to (i) the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions and (ii) expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) that have been made by any Person that has become a Subsidiary or has been merged with or into the Issuer or any of its Subsidiaries during such Reference Period but subsequent to the end of the related Four Quarter Period and that would have constituted asset dispositions or asset acquisitions during such Reference Period but subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;

provided, however, that to the extent that clause (c) or (d) of this paragraph requires that pro forma effect be given to an Asset Acquisition or Asset Disposition or asset acquisition or asset disposition, as the case may be, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more healthcare properties, of the Person that is acquired or disposed of to the extent that such financial information is available.

“Issue Date” means June 20, 2025.

“Issuer” has the meaning stated in the preamble.

“Prospectus Supplement” means the prospectus supplement, dated June 10, 2025, relating to the offering of the 2030 Notes.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of the Issuer or any of its Subsidiaries.

“Total Assets” means the sum (without duplication) of:

(1)               Undepreciated Real Estate Assets; and

(2)               all other assets (excluding intangibles and accounts receivable) of the Issuer and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

“Total Unencumbered Assets” as of any date means the sum of:

(1)               those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

(2)               all other assets (but excluding intangibles and accounts receivable) of the Issuer and its Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in conformity with GAAP;

provided, however, that all investments in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Issuer or any of its Subsidiaries, the date such Indebtedness is to be Incurred.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Issuer or any of its Subsidiaries plus capital improvements) of real estate assets of the Issuer and its Subsidiaries on such date, including, but not limited to, right-of-use assets associated with leases of property required to be reflected as finance leases on the balance sheet of the Issuer and its Subsidiaries in accordance with GAAP, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP; provided, however that “Undepreciated Real Estate Assets” shall not include right-of-use assets associated with leases of property required to be reflected as operating leases on the balance sheet of the Issuer and its Subsidiaries in accordance with GAAP.

“Unsecured Indebtedness” means any Indebtedness of the Issuer or any of its Subsidiaries that is not Secured Indebtedness.

“U.S. Government Obligations” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.

“2030 Notes” has the meaning stated in Section 1.01 hereof.

ARTICLE II
THE SECURITIES

Section 2.01        Amendment to Article 2 of the Base Indenture. Pursuant to Sections 2.01 and 2.02(9) of the Base Indenture, Section 2.01(a) of the Base Indenture is hereby amended by providing that the 2030 Notes shall be in the denominations of $2,000 and integral multiples of $1,000 in excess thereof.

ARTICLE III
REDEMPTION AND PREPAYMENT

Section 3.01        Amendment to Article 3 of the Base Indenture. Pursuant to Sections 2.02(7) and 2.02(8) of the Base Indenture, Article 3 of the Base Indenture is hereby amended with respect to the 2030 Notes by adding to the end the following new Sections 3.08 and 3.09, in each case to read as follows:

“Section 3.08 Optional Redemption.

(a) The Issuer may, at its option, redeem the 2030 Notes at any time prior to maturity, in whole or from time to time in part, in accordance with the provisions of Section 5 of the 2030 Notes and Article 3 of the Indenture.

(b) Without limiting the generality of clause (a) of this Section, any redemption pursuant to this Section 3.08 shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture and Section 5 of the 2030 Notes.

Section 3.09 Mandatory Redemption.

The Issuer is not required to make any mandatory redemption payments with respect to the 2030 Notes.”

ARTICLE IV
COVENANTS

Section 4.01        Amendments to Article 4 of the Base Indenture.

(a)               Pursuant to Section 2.02(14) of the Base Indenture, Section 4.03 of the Base Indenture is hereby amended with respect to the 2030 Notes by deleting the text thereof in its entirety and inserting in its place the following:

“Section 4.03 Reports.

So long as any of the 2030 Notes are outstanding, the Issuer shall file with the SEC all such reports and other information as it would be required to file with the SEC pursuant to Section 13(a) or 15(d) under the Exchange Act if it was subject thereto. In the event the Issuer is at any time, while any 2030 Notes are outstanding, no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall continue to provide the Trustee with annual and quarterly reports containing substantially the same information as would have been required to be filed with the SEC had the Issuer continued to be subject to such reporting requirements. The Issuer shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each Holder, without cost to such Holder and at the expense of the Issuer, copies of such reports and other information.

The availability of the foregoing materials on the SEC’s website or on the Company’s website shall be deemed to satisfy the foregoing delivery obligations.”

(b)               Pursuant to Section 2.02(14) of the Base Indenture, Section 4.04 of the Base Indenture is hereby amended with respect to the 2030 Notes by deleting the text thereof in its entirety and inserting in its place the following:

“Section 4.04 Compliance Certificate; Notice of Default.

(a)       So long as any of the 2030 Notes remains Outstanding, the Company shall deliver to the Trustee, within 120 days after the close of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Issuer and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Issuer and the Guarantors during such preceding fiscal year have kept, observed, performed and fulfilled each and every such covenant and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of any such Default, the certificate shall specify such Default and what action, if any, the Issuer is taking or proposes to take with respect thereto. The Officers’ Certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes the fiscal year end.

(b)       So long as any of the 2030 Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.”

(c)       Pursuant to Section 2.02(14) of the Base Indenture, Article 4 of the Base Indenture is hereby amended with respect to the 2030 Notes by adding to the end thereof the following new Sections 4.07 through 4.12, in each case to read as follows:

(d)       Delivery of reports, information and documents to the Trustee under this Section 4.04 is for informational purposes only and the Trustee’s receipt of the foregoing shall not imply a duty to review and shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the compliance by the Issuer or the Guarantors with any of their covenants hereunder.”

“Section 4.07 Taxes.

The Issuer and the Guarantors shall, and shall cause each of the Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of the Subsidiaries or upon the income, profits or property of it or any of the Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of it or any of the Subsidiaries; provided, however, that the Issuer and the Guarantors shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount the applicability or validity is being contested in good faith by appropriate actions and for which appropriate provision has been made, or where the failure to effect such payment is not adverse in any material respect to the Holders of the 2030 Notes.

Section 4.08 Stay, Extension and Usury Laws.

The Issuer and each Guarantor covenants (to the extent permitted by applicable law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer or such Guarantor from paying all or any portion of the principal of and/or interest on the 2030 Notes or the Securities Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent permitted by applicable law) each hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.09 Limitations on Incurrence of Indebtedness.

(a)       The Issuer will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Subsidiaries on a consolidated basis determined in conformity with GAAP is greater than 60% of Adjusted Total Assets.

(b)       The Issuer will not, and will not permit any of its Subsidiaries to, Incur any Secured Indebtedness if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Indebtedness of the Issuer and its Subsidiaries on a consolidated basis determined in conformity with GAAP is greater than 40% of Adjusted Total Assets.

(c)       The Issuer will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness other than the 2030 Notes issued on the Issue Date and other Indebtedness existing on the Issue Date; provided, however, that the Issuer or any of its Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Issuer and its Subsidiaries on a consolidated basis would be greater than 1.5 to 1.0.

(d)       Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer or any of its Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

(e)       For purposes of determining any particular amount of Indebtedness under this Section 4.09, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

Section 4.10 Maintenance of Unencumbered Assets.

The Issuer and its Subsidiaries will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuer and its Subsidiaries on a consolidated basis.

Section 4.11 Limitation on Issuances of Guarantees by Subsidiaries.

The Issuer will not permit any of its Subsidiaries, directly or indirectly, at any time after the issuance of the 2030 Notes (including following any release of a Guarantor from its obligations under the Indenture with respect to the 2030 Notes) to Guarantee any unsecured Indebtedness of the Issuer (that would constitute Indebtedness under clauses (1) or (2) of the definition thereof) in an amount at least equal to $100 million, unless, within 30 days thereafter, such Subsidiary executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the 2030 Notes by such Subsidiary.”

ARTICLE V
SUCCESSORS

Section 5.01        Amendment to Section 5.02 of the Base Indenture. Pursuant to Section 2.02(22) of the Base Indenture, Section 5.02 of the Base Indenture is hereby amended by deleting the first sentence thereof, and by substituting the following sentence in lieu thereof:

“Upon any consolidation or merger of the Issuer or Guarantor of any series of debt securities issued under the indenture, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Company or such Guarantor is merged or to which such sale, assignment, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor (as the case may be) under this Indenture, the Securities and the Securities Guarantees with the same effect as if such successor had been named therein as the Issuer or such Guarantor (as the case may be).”

ARTICLE VI
DEFAULTS AND REMEDIES

Section 6.01        Amendments to Article 6 of the Base Indenture.

(a)               Pursuant to Section 2.02(14) of the Base Indenture, Section 6.01 of the Base Indenture is hereby amended with respect to the 2030 Notes by deleting the text thereof in its entirety and inserting in its place the following:

“Section 6.01. Events of Default.

Each of the following is an “Event of Default” whenever used in the Indenture with respect to the 2030 Notes:

(1)     default in the payment of principal of, or premium, if any, on any 2030 Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2)     default in the payment of any interest on any 2030 Note when due and payable, and such default continues for a period of 30 days;

(3)     default in the performance or breach of the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Issuer;

(4)     the Issuer defaults in the performance of or breaches any of its other covenants or agreements in this Indenture or under the notes (other than a Default specified in clause (1), (2) or (3) above) and such default or breach continues for the earlier of 60 consecutive days (or such shorter period specified for a comparable Default under any Existing Note Indenture) after the Issuer’s receipt of written notice of Default stating the Issuer is in breach and stating that such notice is a “Notice of Default” hereunder. Either the Trustee or the Holders of 25% or more in aggregate principal amount of the 2030 Notes then Outstanding may send the notice;

(5)    there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary (including a default with respect to Securities of any series issued under the Base Indenture other than the 2030 Notes) having an outstanding principal amount of $50 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

(i)       an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration, and/or

(ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)      a court of competent jurisdiction enters a decree or order for:

(i)         relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect,

(ii)        appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary, or

(iii)       the winding up or liquidation of the affairs of the Company or any Significant Subsidiary;

and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(7)      the Company or any Significant Subsidiary:

(i)         commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

(ii)       consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or such Significant Subsidiary or for all or substantially all of the property and assets of the Company or such Significant Subsidiary, or

(iii)       effects any general assignment for the benefit of its creditors.

(b)               Pursuant to Section 2.02(14) of the Base Indenture, Section 6.02 of the Base Indenture is hereby amended with respect to the 2030 Notes by deleting the text thereof in its entirety and inserting in its place the following:

Section 6.02.      Acceleration.

In the case of an Event of Default specified in clause (6) or (7) of Section 6.01, with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all Outstanding 2030 Notes will become due and payable immediately without further action or notice. If any other Event of Default with respect to the 2030 Notes at the time Outstanding occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% or more in aggregate principal amount of the 2030 Notes then Outstanding may declare the entire principal amount of the 2030 Notes to be due and immediately payable by written notice to the Issuer and the Trustee. Upon any such declaration of acceleration, such principal of, premium, if any, and accrued interest amount of the 2030 Notes shall become due and payable immediately. The Holders of a majority in aggregate principal amount of the 2030 Notes then Outstanding by written notice to the Trustee may on behalf of all of the Holders rescind and annul an acceleration and its consequences if the rescission or annulment would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Issuer or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

(c)               Pursuant to Section 2.02(14) of the Base Indenture, Section 6.08 of the Base Indenture is hereby amended with respect to the 2030 Notes by deleting from the first line thereof the reference to clause (3) of Section 6.01 of the Base Indenture.

ARTICLE VII
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01        Applicability of Defeasance Provisions. Pursuant to Sections 2.02(17) and 8.01 of the Base Indenture, so long as any of the 2030 Notes are Outstanding, Sections 8.02 and 8.03 of the Base Indenture shall be applicable to the 2030 Notes.

Section 7.02        Determinations under Section 8.03. For the purposes of Sections 2.02(17) and 8.03 of the Base Indenture, Section 8.03 of the Base Indenture shall apply to Sections 4.03, 4.04, 4.06 (except with respect to the Issuer), 4.07 and 4.09 through 4.11, inclusive.

Section 7.03        Amendment to Section 8.04. Pursuant to Section 2.02(22) of the Base Indenture, Section 8.04 of the Base Indenture is hereby amended by deleting the words “or others” at the end of clause (6) thereof.

Section 7.04        Determination under, and Amendment of, Section 8.07. The provisions of Sections 8.07 of the Base Indenture, including clauses (b) and (c) of said Section, shall apply to the 2030 Notes. In addition, the word “Guarantor’s” in the fifth line of Section 8.07(a) of the Base Indenture is hereby deleted and replaced with the word “Guarantors’”.

ARTICLE VIII
SECURITIES GUARANTEES

Section 8.01        Applicability of Securities Guarantee Provisions. Pursuant to Sections 2.02(1) and 10.01 of the Base Indenture, so long as any of the 2030 Notes are Outstanding, Article 10 of the Base Indenture shall be applicable to the 2030 Notes, subject to the amendment set forth in Section 8.03 hereof.

Section 8.02        Execution and Delivery of Securities Guarantee. Pursuant to Section 2.02(1) and 10.03 of the Base Indenture, each Guarantor shall evidence its Securities Guarantee with respect to the 2030 Notes by executing and delivering a notation of such Securities Guarantee in substantially the form attached as Exhibit B to this First Supplemental Indenture.

Section 8.03        Release of a Guarantor. Pursuant to Section 2.02(1) of the Base Indenture, Section 10.04 of the Base Indenture is hereby amended with respect to the 2030 Notes by (i) deleting “or” at the end of clause (3) of Section 10.04; (ii) redesignating clause (4) thereof as clause (5); and (iii) adding the following new clause (4) to Section 10.04 immediately following clause (3) and before such clause (5):

“(4)        if a Guarantor ceases to guarantee the obligations of the Issuer under any such unsecured Indebtedness of the Issuer that would constitute Indebtedness under clauses (1) or (2) under the definition thereof in an amount at least equal to $100 million; or”.

ARTICLE IX
SATISFACTION AND DISCHARGE

Section 9.01        Applicability of Satisfaction and Discharge Provisions. Article 11 of the Base Indenture shall be applicable to the 2030 Notes.

Section 9.02        Amendment to Section 11.03. Pursuant to Section 2.02(22) of the Base Indenture, Section 11.03 of the Base Indenture is hereby amended by designating the unnumbered paragraph as clause (a) of Section 11.03, and by adding immediately thereafter the following two additional paragraphs, as new clauses (b) and (c) of Section 11.03:

“(b) If reinstatement of the Issuer’s and Guarantors’ obligations under this Indenture, the Securities and the related Securities Guarantees shall occur as provided in Section 11.03(a), such reinstatement shall be deemed to have occurred as of the date of such deposit except that no Default will be deemed to have occurred solely by reason of a breach while any such obligation was suspended.

(c) Neither (1) the continued existence following the reinstatement of the foregoing obligations of facts and circumstances or obligations that were Incurred or otherwise came into existence while the foregoing obligations were suspended nor (2) the performance of any such obligations, including the consummation of any transaction pursuant to, and on materially the same terms as, a contractual agreement in existence prior to the reinstatement of the foregoing obligations, shall constitute a breach of any such obligations or cause a Default or Event of Default in respect thereof; provided, however, that (A) the Company and its Subsidiaries did not Incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of the reinstatement of the foregoing obligations and (B) the Company and its Subsidiaries did not reasonably believe that such Incurrence or actions would result in such reinstatement. For purposes of clauses (A) and (B) above, anticipation and reasonable belief may be determined by the Company and shall be conclusively evidenced by a Board Resolution to such effect adopted by the Board of Directors of the Company.”

ARTICLE X
MISCELLANEOUS

Section 10.01    Determination under Section 12.10. For the purposes of Section 12.10 of the Base Indenture, the agreements of each Guarantor will bind its successors except as otherwise provided in Article 10 of the Indenture.

Section 10.02    Application of First Supplemental Indenture; Ratification.

(a)               Each and every term and condition contained in this First Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the 2030 Notes created hereby and not to any future series of Securities established under the Indenture.

(b)               The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as the same instrument.

(c)               In the event of any conflict between this First Supplemental Indenture and the Base Indenture, the provisions of this First Supplemental Indenture shall prevail.

Section 10.03    Benefits of First Supplemental Indenture. Nothing contained in this First Supplemental Indenture shall or shall be construed to confer upon any Person other than a Holder of the 2030 Notes, the Issuer, the Guarantors or the Trustee any right or interest to avail itself of any benefit under any provision of the Base Indenture or this First Supplemental Indenture.

Section 10.04      Effective Date. This First Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 10.05      Governing Law. This First Supplemental Indenture, the 2030 Notes and the Securities Guarantees relating to the 2030 Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.06      Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

ISSUER

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ Robert O. Stephenson
Name:	Robert O. Stephenson
Title:	Chief Financial Officer, Treasurer and Assistant Secretary

GUARANTOR

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

By:	Omega Healthcare Investors, Inc., as its general partner

By:	/s/ Robert O. Stephenson
Name:	Robert O. Stephenson
Title:	Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to First Supplemental Indenture]

TRUSTEE

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

See Attached Form of 2030 Note

EXHIBIT A

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (2) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (3) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

OMEGA HEALTHCARE INVESTORS, INC.
5.200% Senior Notes due 2030

CUSIP No. [●]
No. [●]	$[●]

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation (the “Issuer”), for value received promises to pay to Cede & Co., or its registered assigns, the principal sum of [ ] DOLLARS or such other amount as is provided in a schedule attached hereto on July 1, 2030.

Interest Payment Dates: July 1 and January 1, commencing January 1, 2026. Record Dates: June 15 and December 15.

Reference is made to the further provisions of this 2030 Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this 2030 Note to be signed manually or by facsimile by its duly authorized officer.

Dated: June 20, 2025

OMEGA HEALTHCARE INVESTORS, INC., as Issuer

By:
	Name:	Robert O. Stephenson
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 5.200% Senior Notes due 2030 described in the within-mentioned Indenture.

Dated: June 20, 2025

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Reverse of 2030 Note)

5.200% Senior 2030 Notes due 2030

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1.           Interest. Omega Healthcare Investors, Inc., a Maryland corporation (the “Issuer”), promises to pay interest on the principal amount of this 2030 Note at 5.200% per annum from June 20, 2025 until maturity. The Issuer will pay interest semi-annually on July 1 and January 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing January 1, 2026. Interest on the 2030 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 20, 2025. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the 2030 Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.           Method of Payment. The Issuer will pay interest on the 2030 Notes to the Persons who are registered Holders of 2030 Notes at the close of business on July 1 or January 1 next preceding the Interest Payment Date, even if such 2030 Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The 2030 Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Issuer shall pay principal, premium, if any, and interest on the 2030 Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Principal of, premium, if any, and interest on the 2030 Notes will be payable at the office or agency of the Issuer maintained for such purpose except that, at the option of the Issuer, the payment of interest may be made by check mailed to the Holders of the 2030 Notes at their respective addresses set forth in the register of Holders of 2030 Notes; provided, that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on all Global Securities and all other 2030 Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

SECTION 3.           Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. Except as provided in the Indenture, the Issuer or any of their Subsidiaries may act in any such capacity.

SECTION 4.           Indenture. The Issuer issued the 2030 Notes under an Indenture dated as of June 20, 2025 (the “Base Indenture”) by and among the Issuer, each of the Guarantors named therein and U.S. Bank Trust Company, National Association (together with any successor trustee appointed pursuant to the Indenture, the “Trustee”), as amended by the First Supplemental Indenture, dated as of June 20, 2025 (the “First Supplemental Indenture” and, together with the Base Indenture, and as the Base Indenture and the First Supplemental Indenture may be further supplemented and amended from time to time, the “Indenture”). The terms of the 2030 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”). The 2030 Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

SECTION 5.           Optional Redemption. Prior to June 1, 2030 (1 month prior to their maturity date) (the “Par Call Date”), the Issuer may redeem the 2030 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the 2030 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Issuer may redeem the 2030 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date of notice of redemption based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities— Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the date of notice of redemption H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such date of notice of redemption of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

SECTION 6.           [Reserved].

SECTION 7.           Notice of Redemption. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of 2030 Notes to be redeemed.

In the case of a partial redemption, selection of the 2030 Notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. The Trustee’s actions and determinations in determining the method for a partial redemption shall be conclusive and binding for all purposes and the Issuer shall indemnify the Trustee with respect to any selection of a method of partial redemption. No 2030 Notes of a principal amount of $2,000 or less will be redeemed in part. If any 2030 Note is to be redeemed in part only, the notice of redemption that relates to the 2030 Note will state the portion of the principal amount of the 2030 Note to be redeemed. A new 2030 Note in a principal amount equal to the unredeemed portion of the 2030 Note will be issued in the name of the Holder of the 2030 Note upon surrender for cancellation of the original 2030 Note. For so long as the 2030 Notes are held by DTC (or another Depositary), the redemption of the 2030 Notes shall be done in accordance with the policies and procedures of the Depositary.

Unless the Issuer defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the 2030 Notes or portions thereof called for redemption.

SECTION 8.           Mandatory Redemption. The Issuer shall not be required to make mandatory redemption payments with respect to the 2030 Notes.

SECTION 9.           Additional 2030 Notes. The Issuer may, from time to time, without the consent of the Holders of the 2030 Notes, create and issue additional 2030 Notes (the “Additional 2030 Notes”) ranking pari passu with the Initial 2030 Notes in all respects (or in all respects except for the public offering price of the Additional 2030 Notes, the issue date thereof, the payment of interest accruing on the Additional 2030 Notes prior to the issue date thereof or except for the first payment of interest on the Additional 2030 Notes following the issue date thereof). The Additional 2030 Notes shall be treated as a single class with the Initial 2030 Notes and have the same terms as to status, redemption or otherwise as the Initial 2030 Notes, provided that if such Additional 2030 Notes are not fungible with the Initial 2030 Notes for U.S. federal income tax purposes, such Additional 2030 Notes will have a separate CUSIP or ISIN number.

SECTION 10.         Denominations, Transfer, Exchange. The 2030 Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of 2030 Notes may be registered and 2030 Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer and the Registrar are not required to transfer or exchange any 2030 Note selected for redemption in whole or in part, except the unredeemed portion of any 2030 Note redeemed in part. Also, the Issuer and the Registrar are not required to transfer or exchange any 2030 Notes for a period of 15 days before a selection of 2030 Notes to be redeemed or during the period between a Record Date and the next succeeding Interest Payment Date.

SECTION 11.         Persons Deemed Owners. The registered Holder of a 2030 Note may be treated as its owner for all purposes.

SECTION 12.         Amendment, Supplement and Waiver. Subject to certain exceptions set forth in the Indenture, the Indenture, the 2030 Notes and the Securities Guarantees may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the 2030 Notes then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the 2030 Notes then outstanding. Without notice to or consent of any Holder of a 2030 Note, the parties thereto may also amend or supplement the Indenture, the 2030 Notes and the Securities Guarantees under the limited circumstances provided in the Indenture.

SECTION 13.         Defaults and Remedies. If a Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding 2030 Notes generally may declare all the 2030 Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of a Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Issuer, all outstanding 2030 Notes will become due and payable without further action or notice. Holders of the 2030 Notes may not enforce the Indenture or the 2030 Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding 2030 Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the 2030 Notes notice of any continuing Default if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the 2030 Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the 2030 Notes waive any existing Default and its consequences under the Indenture (including recission and annulment of any acceleration pursuant to Section 6.02 of the Indenture) except a continuing Default in the payment of interest on, or the principal of, or the premium on, the 2030 Notes.

SECTION 14.         Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its Subsidiaries to incur indebtedness or to consolidate, merge or sell all or substantially all of its assets, and require the Issuer and its Subsidiaries, on a consolidated basis, to maintain a minimum ratio of Total Unencumbered Assets to Unsecured Indebtedness. The limitations are subject to a number of important qualifications and exceptions. The Issuer must annually report to the Trustee on compliance with such limitations and other provisions in the Indenture.

SECTION 15.         No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member or manager or controlling person of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer under the 2030 Notes or the Indenture, or of any Guarantor under its Securities Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2030 Notes by accepting a 2030 Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2030 Notes.

SECTION 16.         Securities Guarantees. This 2030 Note will be entitled to the benefits of certain Securities Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

SECTION 17.         Trustee Dealings with the Issuer. Subject to certain terms, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of 2030 Notes and may otherwise deal with the Issuer, their Subsidiaries or their respective Affiliates as if it were not the Trustee.

SECTION 18.         Authentication. This 2030 Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 19.         Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 20.         CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the 2030 Notes and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2030 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 21.         Governing Law. This 2030 Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.

ASSIGNMENT FORM

I or we assign and transfer this 2030 Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint_________________ agent to transfer this 2030 Note on the books of the Issuer. The agent may substitute another to act for him.

Dated: ___________	Signed:
(Sign exactly as name appears on the other side of this 2030 Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount at maturity of this Global 2030 Note shall be $[ ]. The following decreases/increases in the principal amount at maturity of this Global 2030 Note have been made:

Date of Decrease/Increase	Amount of decrease in Principal Amount of this Global 2030 Note	Amount of increase in Principal Amount of this Global 2030 Note	Principal Amount of this Global 2030 Note following such decrease (or increase)	Signature of authorized officer of Trustee or 2030 Note Custodian

EXHIBIT B

See Attached Form of Securities Guarantee

EXHIBIT B

FORM OF SECURITIES GUARANTEE

For value received, each of the undersigned (including any successor Person under the Indenture) hereby unconditionally guarantees, jointly and severally, to the extent set forth in the Indenture (as defined below) to the Holder of this 2030 Note the payment of principal, premium, if any, and interest on this 2030 Note in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of this 2030 Note when due, if lawful, and, to the extent permitted by law, the payment or performance of all other obligations of the Issuer under the Indenture or the 2030 Notes, to the Holder of this 2030 Note and the Trustee, all in accordance with and subject to the terms and limitations of this 2030 Note, the Indenture, including Article 10 thereof, and this Securities Guarantee. This is a guarantee of payment and not of collection. This Securities Guarantee will become effective in accordance with Article 10 of the Indenture and its terms shall be evidenced therein. The validity and enforceability of any Securities Guarantee shall not be affected by the fact that it is not affixed to any particular 2030 Note.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of June 20, 2025 (“Base Indenture”) by and among Omega Healthcare Investors, Inc., a Maryland corporation (the “Issuer”), the Guarantors named therein and U.S. Bank Trust Company, National Association, as trustee (together with any successor trustee appointed pursuant to the Indenture, the “Trustee”), as amended by the First Supplemental Indenture, dated as of June 20, 2025 (the “First Supplemental Indenture” and, together with the Base Indenture, and as the Base Indenture and the First Supplemental Indenture may be further supplemented and amended from time to time, the “Indenture”).

The obligations of the undersigned to the Holders of 2030 Notes and to the Trustee pursuant to this Securities Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Securities Guarantee and all of the other provisions of the Indenture to which this Securities Guarantee relates.

No director, officer, employee, incorporator, stockholder, member, manager or controlling person of any Guarantor, as such, shall have any liability for any obligations of such Guarantor under such Guarantor’s Securities Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligation or its creation.

This Securities Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Securities Guarantee is subject to release upon the terms set forth in the Indenture.

[Signature page follows]

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IN WITNESS WHEREOF, each Guarantor listed below has caused this Securities Guarantee to be duly executed.

Date: June 20, 2025

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, as the Subsidiary Guarantor

By:
	Name:	Robert O. Stephenson
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

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